UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2009

SOLAR THIN FILMS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-19404 (Commission File Number)	95-4359228 (IRS Employer Identification No.)

25 Highland Blvd., Dix Hills, New York 11746 Telephone No.: (516) 417-8454 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by Solar Thin Films, Inc. (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2008, on September 29, 2008 the Company and Kraft Electronikai Zrt, a Hungarian corporation and wholly owned subsidiary of the Company (“Kraft”), entered into a stock exchange agreement (the “Exchange Agreement”) with BudaSolar Technologies Co. Ltd. (“BudaSolar”), New Palace Investments Ltd., a Cyprus corporation (“NPI”), Istvan Krafcsik (“Krafcsik”) and Attila Horvath (“Horvath”, and collectively with NPI and Krafcsik, the “BudaSolar Stockholders”).

On April 3, 2009, the Company, Kraft, BudaSolar and the BudaSolar Stockholders entered into an amended and restated stock exchange agreement (the “Amended Exchange Agreement”) dated as of April 2, 2009 under which Kraft agreed to acquire from the BudaSolar Stockholders 100% of the outstanding registered share equity capital of BudaSolar in exchange for the Company transferring to the BudaSolar Stockholders 49% of the outstanding capital stock or share capital (the “Kraft Shares”) of Kraft (the “Share Exchange”).  As a result, the Company will own 51% of Kraft and its 51% owned Kraft subsidiary will, in turn, own 100% of the share capital of BudaSolar.  In addition, the Amended Exchange Agreement deleted the put option of the BudaSolar Stockholders, and the call option of the Company and Kraft, each resulting in the Company and Kraft acquiring from the BudaSolar Stockholders 100% of Kraft Shares owned by the BudaSolar Stockholders or their affiliates after the closing of the Share Exchange.

Kraft agreed to assume the obligation of the repayment of certain loans made by BudaSolar Stockholders to BudaSolar prior to the date of the Amended Exchange Agreement, to be evidenced by a five-year subordinated promissory note of Kraft bearing interest at an annual rate equal to LIBOR for twelve month United States dollars interbank deposits as fixed by BBA plus a margin of 3% (the “Loan”).  Such Loan will be repaid by Kraft as follows: (i) on October 1, 2009, Kraft shall repay $250,000 provided that there’s a minimum amount of $1,600,000 available on the accounts of Kraft. In case such amount is not available on the accounts on October 1, 2009, repayment of this tranche is due whenever the amount is made available on the accounts; (ii) on January 1, 2010, $250,000 is repayable from the available excess cash; and (iii) the outstanding amount of the Loan is repayable on January 1, 2011. The parties further agreed that the condition of the repayment of the Loan (or any tranche of the Loan) shall be the availability of excess cash.

Under the Amended Exchange Agreement, the Company agreed to increase the capital of Kraft (the "Share Capital Increase") by investing USD $750,000 equivalent in Hungarian Forints in Kraft calculated at the then current exchange rate.

The Amended Exchange Agreement contains customary representations, warranties and covenants of the Company, Kraft, BudaSolar and the BudaSolar Stockholders for similar transactions.  All covenants survive until fulfilled in accordance with their respective terms.  The Amended Exchange Agreement contains a mutual indemnification provision for breach of or inaccuracy in any representation or warranty and any breach or failure to fully perform any covenant by any party to the agreement.  In addition, the BudaSolar Stockholders agreed that, for a period of five years from the Closing Date (as defined below), they will neither compete with the business, nor solicit the employees of, Kraft, the Company, BudaSolar, or any of their respective direct or indirect subsidiaries.

The consummation of the Share Exchange and other transactions set forth in the Amended Exchange Agreement is subject to certain closing conditions, including (i) the parties’ satisfaction with their respective due diligence investigations; (ii) the execution and delivery of five year employment agreements for each of Istvan Krafcsik and Attila Horvath as Chief Executive Officer and Chief Operating Officer of Kraft and its BudaSolar subsidiary, respectively; (iii) the execution and delivery of a shareholders agreement between the Company, Kraft and the BudaSolar Stockholders; (iv) the execution and delivery of a corporate services agreement and inter-company services agreement between Kraft and BudaSolar; and (v) BudaSolar’s delivery to the Company and Kraft of unaudited financial statements of BudaSolar from the period of inception through December 31, 2008.

The closing of the Share Exchange and the transactions contemplated pursuant to the Amended Exchange Agreement was revised to occur as soon as practicable, but in any event by April 30, 2009 (the “Closing Date”).  However, there can be no assurances that the Share Exchange will be consummated.

In the event that the Exchange Agreement terminates or the closing does not occur by the Closing Date, then BudaSolar shall thereafter continue to render certain technical services to Kraft under a cooperation agreement entered into on September 29, 2008 (the “Cooperation  Agreement”).  Pursuant to the terms of the Cooperation Agreement, the Company or Kraft has caused to be paid to BudaSolar the aggregate sum of $750,000.  Such payment shall be deemed to be a loan by Kraft to BudaSolar and shall be repaid prior to closing of the Share Exchange.

On April 3, 2009, Kraft entered into five year employment agreements with each of Istvan Krafcsik and Attila Horvath as Chief Executive Officer and Chief Operating Officer of Kraft and its BudaSolar subsidiary, respectively. Kraft and its shareholders also entered into a shareholders’ agreement which, among other things, (i) restricts a shareholder’s ability to sell, assign or otherwise transfer any of his or its shares of Kraft; (ii) provides for a right of first refusal and tag-along rights with respect to any permitted sale or other disposition of a shareholder’s shares of Kraft; and (iii) sets forth certain agreed upon procedures related to corporate governance, major decisions, competing business ventures and affiliated sales.

On April 3, 2009, the Company, Kraft and the BudaSolar Stockholders entered into a side letter bonus agreement to the Amended Exchange Agreement dated as of April 2, 2009 (the “Bonus Agreement”) under which the parties agreed to formulate a bonus agreement for key executives and employees within 30 days after the closing of the Share Exchange under specific guidelines set forth therein.

On April 3, 2009, Solar Thin Power, Inc., a majority owned subsidiary of the Company (“ST Power”), Kraft and its wholly owned subsidiary BudaSolar Limited entered into an Inter-Company Services Agreement dated as of April 2, 2009 (the “Services Agreement”) in respect of power projects undertaken by ST Power and the use of Kraft and BudaSolar Limited as a preferred supplier of amorphous silicon photovoltaic module manufacturing equipment (the “PV Equipment”).  ST Power will have the right to integrate turnkey PV Equipment into its power project offering and will receive most favored nations pricing from Kraft and BudaSolar Limited on purchases of PV Equipment for integration in such power projects. Alternatively, ST Power may refer the PV Equipment customer to Kraft in exchange for a 5% commission.  In addition, ST Power may elect, in its sole discretion, to structure one or more power projects with Kraft as the general contractor, or with ST Power as the general contractor and Kraft as the sub-contractor, for the manufacturing facility portion of the integrated offering.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2009, the Company entered into an amendment to the employment agreement of Peter Lewis under which Mr. Lewis agreed to resign as the President, Chief Executive Officer and as a member of the board of directors of the Company, effective as of March 31, 2009. There was no disagreement or dispute between Mr. Lewis and the Company which led to his resignation.  Effective as of April 1, 2009, Mr. Lewis was appointed as Group Vice President and General Manager of the Thin Film Group of the Company through June 1, 2010.  The Thin Film Group shall consist of the manufacture and sale of PV Equipment.  In this capacity, Mr. Lewis will be primarily responsible for generating orders and sales of PV Equipment and he will provide general oversight of the manufacturing operations of the Kraft and BudaSolar subsidiaries of the Company, and together with Messrs. Krafcsik and Horvath, will be responsible for generating profits for the Thin Film Equipment Group.

For the period commencing April 1, 2009 and ending September 30, 2009, Mr. Lewis’ base salary shall be fixed at the rate of $225,000, payable in monthly installments of $18,750 each.  For the period commencing October 1, 2009, Mr. Lewis’ salary shall be reduced to the rate of $180,000 per annum, payable in monthly installments of $15,000 each.  On the earlier of June 30, 2009 or completion of an equity financing for the Company in excess of $3.0 million, the Company will pay to Mr. Lewis in one payment all accrued and unpaid salary that is owed under the original employment agreement for all periods through and including the date of payment of such accrued and unpaid salary.  In addition, Mr. Lewis shall be entitled to receive a sales commission on all PV Equipment that is sold or on which firm orders are received by the Company during the term of employment in an amount equal to: (i) a percentage to be determined by mutual agreement on or before April 30, 2009, of the “net sales price” (defined as gross selling price, less returns, discounts and allowances) of such PV Equipment, as and when paid in cash by the customer to the Company less (ii) the amount of all other finders fees, commissions and other payments made or payable by the Company to any other person, firm or corporation who participates in or assists Mr. Lewis in the sale of such PV Equipment.

All 3,000,000 shares of common stock of ST Power owned by Mr. Lewis shall immediately and irrevocably vest.  Moreover, with respect to the stock options entitling Mr. Lewis to purchase up to 3,600,000 shares of Company common stock (the “Option Shares”), the parties agreed as follows (i)  options for 3,000,000 Options Shares shall be deemed to have fully vested as of March 31, 2009 and the remaining 600,000 Option Shares that have not vested will be forfeited as of March 31, 2009; (ii) the exercise price of all stock options were reduced from $0.533 per share to $0.18 per share, representing 100% of the closing price of Company common stock as at March 27, 2009, the effective date of the amendment to the employment agreement; (iii) all stock options for vested Option Shares may be exercised on a “cashless exercise” basis; and (iv) Mr. Lewis agreed to waive any further rights to receive the 187,617 shares of Company common stock previously granted to him annually under the original employment agreement.

Effective April 1, 2009, Mr. Robert M. Rubin, the Company’s Chief Financial Officer and Chairman, was appointed as the Chief Executive Officer of the Company to fill the vacancy created by Mr. Lewis’ resignation. Except as set forth above, there are no understandings or arrangements between Mr. Rubin and any other person pursuant to which Mr. Rubin was selected as the Chief Executive Officer of the Company. Mr. Rubin does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Item 8.01 Other Events.

On April 8, 2009, the Company issued a press release announcing the events described in Items 1.01 and 5.02, and certain other information. A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description

10.1
Amended and Restated Stock Exchange Agreement dated as of April 2, 2009 by and among Solar Thin Films, Inc., Kraft Electronikai Zrt, BudaSolar Technologies Co. Ltd., New Palace Investments Ltd., Istvan Krafcsik and Attila Horvath.

10.2	Shareholders Agreement dated as of April 2, 2009 by and among Kraft Electronikai Zrt and the shareholders of Kraft Electronikai Zrt listed on the signatures pages thereto.

10.3	Employment Agreement by and between Kraft Electronikai Zrt and Istvan Krafcsik, effective as of April 15, 2009.

10.4	Employment Agreement by and between Kraft Electronikai Zrt and Attila Horvath, effective as of April 15, 2009.

10.5
Side Letter Bonus Agreement to the Share Exchange Agreement dated as of April 2, 2009 by and among Solar Thin Films, Inc., Kraft Electronikai Zrt, New Palace Investments Ltd., Istvan Krafcsik and Attila Horvath.

10.6	Inter-Company Services Agreement dated as of April 2, 2009 by and among Solar Thin Power, Inc., Kraft Electronikai Zrt and BudaSolar Limited.

10.7	Amendment to Employment Agreement dated as of April 7, 2009 by and between Solar Thin Films, Inc. and Peter Lewis.

99.1	Press Release of Solar Thin Films, Inc. dated as of April 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR THIN FILMS, INC.

Date: April 7, 2009	By:	/s/ Robert M. Rubin
Robert M. Rubin
Chief Executive Officer